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                                                                 Exhibit 99.01


Contact:  David Zynn, CPA
          Chief Financial Officer
          SMT Health Services Inc.
          (412) 933-3300
          http://www.smthealth.com



                  SMT HEALTH SERVICES INC. CLARIFIES PREVIOUS
                        SHELF REGISTRATION ANNOUNCEMENT


Pittsburgh, PA, August 2, 1996 -- SMT Health Services Inc. (NASDAQ/NMS: SHED, SHEDW) today clarified a misinterpretation in the market related to its previous July 16, 1996 press release announcing the effectiveness of a Form S-3 shelf registration statement. The Company clarified that the Form S-3 shelf registration statement does not represent an offering of securities by the Company. The Form S-3 shelf registration statement, declared effective by the Securities and Exchange Commission on July 12, 1996, simply provided registration rights to previously outstanding unregistered securities. In total, the shelf registration statement covers 3,494,623 shares of Common Stock, including approximately 1.8 million shares related to the Company's publicly-traded Warrants. Approximately 2.7 million of the total shares covered by the registration statement had been previously registered.

SMT Health Services Inc., through its fleet of fourteen mobile MRI units, provides diagnostic imaging services to healthcare providers in Pennsylvania, West Virginia, North Carolina, Ohio, Virginia and Kentucky.



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